EX-28.d.3.k.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

Effective July 18, 2011

As Amended November 19, 2012*

Fund of the Trust	Subadvisory Fees
Nationwide International Value Fund	0.36% on all Subadviser Assets

Nationwide Global Equity Fund

0.40% on assets up to $250 million;

0.38% on assets of $250 million and more but less than $500 million;

0.37% on assets of $500 million and more but less than $1 billion; and

0.35% on assets of $1 billion and more.

Nationwide High Yield Bond Fund	0.32% on assets up to $500 million; 0.28% on assets of $500 million and more but less than $1 billion; and 0.25% on assets of $1 billion and more.

*	As approved at the Board of Trustees Meeting held on March 9, 2012.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST NATIONWIDE MUTUAL FUNDS

By:	/s/ Michael S. Spangler
Name: Michael S. Spangler
Title: President

ADVISER NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name: Michael S. Spangler
Title: President

SUBADVISER UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ David Brenner
Name: David Brenner
Title: COO Americas

By:	/s/ Jennifer S. Wiley
Name: Jennifer S. Wiley
Title: Assistant Secretary